GENSPERA RECEIVES PATENT ON TARGETED PROSTATE CANCER DRUGS

SAN ANTONIO, Texas, June 6, 2013 – GenSpera, Inc. (OTC.BB: GNSZ) announced that the United States Patent and Trademark Office (USPTO) issued patent 8,450,280 “Activation of Peptide Prodrugs by HK2.” The patent covers the composition of a series of prodrugs activated by HK2 to deliver a thapsigargin derivative selectively to prostate cancers. HK2 is an enzyme secreted by prostate cancer cells. A derivative of thapsigargin, 12ADT, is the active component of G-202, GenSpera’s lead drug candidate in Phase II clinical trials for liver cancer after sorafenib (Nexavar®) therapy.

“The issuance of this patent further strengthens our intellectual property position for targeted anti-cancer prodrugs and recognizes their unique applicability in treating prostate cancer,” commented GenSpera CEO, Craig Dionne, Ph.D. “It is important that we continue to expand and defend our thapsigargin prodrug research and development in areas of high unmet medical needs and commercial opportunities.”

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that provides for the targeted release of drug candidates within a tumor. Unlike typical chemotherapeutic agents, thapsigargin results in cell death irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA which is found at high levels in liver and prostate cancer and in the vasculature of almost all other solid tumors and is therefore expected to have efficacy in a wide variety of tumor types.

Data from the G-202 Phase Ib program in solid tumor patients demonstrated that G-202 is well-tolerated with prolonged disease stabilization observed in several hepatocellular carcinoma (liver cancer) patients whose disease had previously worsened on standard therapy. A Phase II clinical trial in patients with hepatocellular carcinoma is currently underway.

For more information, please visit the Company’s website: www.genspera.com or follow us on Twitter @GenSperaNews.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

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CONTACT:

Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Paul Henning
Cameron Associates (212) 554-5462
Media:	Deanne Eagle
Planet Communications (917) 837-5866